Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

 We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-61036, 333-89943 and 333-150497) pertaining to the Internet Patents Corporation 1995 Stock Option Plan, 1997 Stock Option Plan, 2008 Stock Option Plan, Senior Executive Nonstatutory Stock Option Plan and 1999 Employee Stock Purchase Plan of our report dated March 30, 2012, with respect to the consolidated financial statements and schedule of Internet Patents Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ ERNST & YOUNG LLP

Sacramento, California
March 30, 2012